CERTIFICATE OF ELIMINATION

                                          OF

                           8% CUMULATIVE PREFERRED STOCK AND

                           12% CUMULATIVE PREFERRED STOCK OF

                              CONTINENTAL AIRLINES, INC.

               Pursuant to Section 151(g) of the General Corporation Law
                               of the State of Delaware

           Continental Airlines, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolutions to the effect that all outstanding shares of the Corporation's 8% Cumulative Preferred Stock, $.01 par value each (the "8% Cumulative Preferred Stock"), and 12% Cumulative Preferred Stock, $.01 par value each (the "12% Cumulative Preferred Stock"), be acquired by the Corporation, and that upon such acquisition, no shares of the 8% Cumulative Preferred Stock and the 12% Cumulative Preferred Stock shall be issued or reissued by the Corporation:

           RESOLVED, that all shares of 8% Cumulative Preferred Stock and 12% Cumulative Preferred Stock acquired by the Corporation pursuant to the 8% Preferred Exchange and the 12% Preferred Exchange be retired; and

           RESOLVED, that upon the retirement of all outstanding shares of the 8% Cumulative Preferred Stock and the 12% Cumulative Preferred Stock, the Corporation shall not issue any additional shares of 8% Cumulative Preferred Stock or 12% Cumulative Preferred Stock, and that the Corporation file with the Secretary of State of the State of Delaware a certificate to the foregoing effect, which certificate, pursuant to
      Section 151(g) of the Delaware General Corporation Law, shall have the effect of eliminating from the Corporation's Restated Certificate of Incorporation the certificates of designation with respect to the 8% Cumulative Preferred Stock and the 12% Cumulative Preferred Stock, respectively, and shall return the retired shares of 8% Cumulative Preferred Stock and 12% Cumulative Preferred Stock to the status of authorized but unissued Preferred Stock of the Corporation.

           The Corporation further certifies that all outstanding shares of the 8% Cumulative Preferred Stock and the 12% Cumulative Preferred Stock have been repurchased by the Corporation, that no shares of the 8% Cumulative Preferred Stock and the 12% Cumulative Preferred Stock are outstanding as of the date hereof, and that no shares of the 8% Cumulative Preferred Stock and the 12% Cumulative Preferred Stock will be issued or reissued from and after the date hereof.

                                     *     *     *

           IN WITNESS WHEREOF, the undersigned officer of the Corporation subscribes to this Certificate of Elimination of 8% Cumulative Preferred Stock and 12% Cumulative Preferred Stock and affirms that the statements made herein are true under penalties of perjury as of this 30th day of June, 1995.

                                             CONTINENTAL AIRLINES, INC.



                                             By:__________________________
                                                Name:
                                                Title: